Exhibit (h)(3)(iv)

AMENDMENT

TRANSFER AGENCY AND SERVICE AGREEMENT

AMENDMENT made this 13th day of September, 2021 to the Transfer Agency and Service Agreement dated September 8, 2014 between ARK ETF Trust (“Trust”), a Delaware statutory trust, and The Bank of New York Mellon, (“Bank”), a New York corporation authorized to do a banking business (“Agreement”).

WHEREAS, the Trust desires to add a new series to the Agreement under the same terms and conditions of the Agreement and the Bank has agreed to add such series to the Agreement; and

WHEREAS, the Trust and the Bank desire to amend Appendix A to the Agreement to reflect these changes.

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Trust and the Bank agree to amend the Agreement as follows:

1.	Appendix A of the Agreement is hereby replaced with the attached Appendix A effective as of September 13, 2021.

2.	All other terms and conditions of the Agreement not modified in this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.

ARK ETF TRUST on behalf of each Series of the Trust listed on Appendix A

By:	/s/ Kellen Carter
Name:	Kellen Carter
Title:	Chief Legal Officer

THE BANK OF NEW YORK MELLON

By:	/s/ Jeffrey B. McCarthy
Name:	Jeffrey B. McCarthy
Title:	Managing Director, Exchange-Traded Funds

Appendix A

To Transfer Agency and Service Agreement

Between ARK ETF Trust and The Bank of New York Mellon

As of September 13, 2021

SERIES

ARK Innovation ETF

ARK Genomic Revolution ETF

ARK Next Generation Internet ETF

ARK Autonomous Technology & Robotics ETF

The 3D Printing ETF

ARK Israel Innovative Technology ETF

ARK Fintech Innovation ETF

ARK Space Exploration & Innovation ETF

ARK Transparency ETF